[Exhibit 133]

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Attention ITT Shareholders:


                         Why Leave Money
                          On The Table?

The issue is simple.

Which board do you want?

Hilton's nominees will accept Hilton's current offer without any negotiation. ITT's Board will get you the highest possible price by completing a fair and impartial auction.

Remember, the bidding process has already created $3.5 billion in additional value for you.

The choice is today.  The choice is yours.


                   Vote For The ITT Directors:
                      Get The Highest Price
                         For Your Shares

It is too late to mail your proxy card. Call GEORGESON & COMPANY
INC., toll free at (800) 223-2064 for last-minute assistance in voting for the ITT directors.


                                                              ITT


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